Morgan Stanley New York Municipal Money Market Trust
Item 77.I. Terms of New or Amended Securities
The Fund made those changes to its permissible fund exchanges described in a supplement to its prospectus filed with the Commission on September 17, 2013 (accession number 0001104659-13-070577)